Exhibit (h)(iv)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of December                     , 2020, is made and entered into by and between Advisers Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of each of the investment series set forth on Schedule A attached hereto (each a “Fund” and collectively the “Funds”) and State Farm Investment Management Corp. (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated as of December                     , 2020 (the “Advisory Agreement”); and

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) each desire to enter into the arrangements described herein relating to certain expenses of the Funds;

NOW, THEREFORE, the Parties hereby agree as follows:

1. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable under the Advisory Agreement and to make payments to the Funds, each such form of relief to a Fund considered to be a fee reduction, to the extent necessary to limit the total annual fund operating expenses of each Fund (exclusive of brokerage costs, interest, taxes, dividends and other expenses in connection with the short sales of securities, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) (“Non-Waivable Expenses”)) to the amount of the Maximum Operating Expense Limit applicable to each Fund as set forth on the attached Schedule A. Schedule A may be amended to add or delete a Fund, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

2. Each Fund agrees to pay to the Adviser the amount of fees previously reduced by the Adviser in accordance with Section 1 (the “Deferred Fees”), subject to the limitations provided in this Section. Such payment shall be made monthly, but only if the total annual fund operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such payment, are at an annual rate less than the Maximum Operating Expense Limit for the Fund, as set forth on Schedule A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such Deferred Fees payment and (b) the current operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the lesser of the current Maximum Operating Expense Limit for the Fund or the Maximum Operating Expense Limit for such Fund in effect at the time of the initial waiver and/or reimbursement.

3. Deferred Fees are subject to payment by a Fund within the three years following the date on which the fee waiver occurred. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

4. This Agreement shall extend no less than one year and shall automatically renew on the effective date of the annual update to the Funds’ registration statement and annually from year to year on the effective date of each subsequent annual update to the Funds’ registration statement, until such time as the Adviser provides written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect a Party’s existing obligations under this Agreement.

Exhibit (h)(iv)

5. No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

6. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVISERS INVESTMENT TRUST	STATE FARM INVESTMENT MANAGEMENT CORP.

By:	By:

Name:	Name:

Title:	Title:

Exhibit (h)(iv)

Dated as of: December     , 2020

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit[1]
State Farm Growth Fund	0.12%
State Farm Balanced Fund	0.13%
State Farm Interim Fund	0.18%
State Farm Municipal Bond Fund	0.16%

ADVISERS INVESTMENT TRUST	STATE FARM INVESTMENT MANAGEMENT CORP.

By:	By:

Name:	Name:

Title:	Title:

[1]	Expressed as a percentage of the Fund’s average daily net assets.